Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Noble Energy, Inc., of our report dated February 23, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting of Rosetta Resources Inc. (“Rosetta”), which appears in Rosetta’s Annual Report on Form 10-K for the year ended December 31, 2014, which has been incorporated by reference herein. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 17, 2016